Attached to and made part of your Group Annuity Contract between AXA EQUITABLE LIFE INSURANCE COMPANY and [JP MORGAN CHASE and CO, AS TRUSTEE UNDER THE MEMBERS RETIREMENT TRUST OF AXA EQUITABLE LIFE INSURANCE COMPANY AND THE POOLED TRUST FOR MEMBERS RETIREMENT PLANS OF AXA EQUITABLE LIFE INSURANCE COMPANY]

For Employers or Employer Plan Trustees, IT IS HEREBY AGREED that said contract is amended effective immediately, as follows:

SECTION 4.02 TRANSFER RULES, is amended by adding the following paragraph:

Transfer requests must be in writing and delivered by U.S. mail to our Processing Office unless AXA Equitable accepts an alternative form of communication (such as internet, fax or automated telephone). The use of alternate forms of communication is subject to AXA Equitable's rules then in effect for each such service. AXA Equitable may provide information about our rules and the use of communication services in the contract disclosure document or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that AXA Equitable makes available may be changed or discontinued at any time. Communications services may be restricted or denied if AXA Equitable determines that you are using such services for market timing or other trading strategies that may disrupt operation of an underlying portfolio for a Variable Investment Option or have a detrimental effect on the unit value of any Variable Investment Option.

AXA Equitable reserves the right to impose conditions or limitations on transfer rights, restrict transfers or refuse any transfer requested by an individual or firm engaged in market timing strategies. For purposes of this Section, market timing strategies are strategies that disrupt the trading patterns of the underlying investment company or trust. We reserve the right, in our sole discretion, to determine what constitutes a market timing strategy. AXA Equitable will implement any market timing policy of an underlying portfolio.


AXA EQUITABLE LIFE INSURANCE COMPANY


/s/ Christopher M. Condron               /s/ Karen Field Hazin, Vice President
Christopher M. Condron                   Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer     Secretary and Associate General Counsel



JP MORGAN CHASE and CO, AS TRUSTEE UNDER THE MEMBERS RETIREMENT TRUST OF AXA EQUITABLE LIFE INSURANCE COMPANY AND THE POOLED TRUST FOR MEMBERS RETIREMENT PLANS OF AXA EQUITABLE LIFE INSURANCE COMPANY

Agreed to by:

By_____________________
Title____________________
Date____________________


PF 2007MKT